Exhibit 10.5

Constellation Brands, Inc. 370 Woodcliff Drive, Suite 300 Fairport, New York 14450 phone 585-218-3600 fax 585-218-3601
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Constellation

April 26, 2007

Mr. Robert Ryder
2012 Denton Drive
Cleveland Heights, OH 44106

Dear Bob:

I am pleased to extend an offer for you to join Constellation Brands, Inc. ("CB") in the position of Executive Vice President, Chief Financial Officer reporting to me.

With regards to your compensation, the following describes the package:

•	Starting biweekly base compensation of $19,615.38 ($510,000 per annum "Base Compensation") subject to all deductions and withholdings required by law.

•
The annual bonus for your position has a target of 70% and a maximum of 140% of Base Compensation. The amount and specific terms of the bonus shall be determined, in CB's sole discretion, by the CB officers, including your direct supervisor, and the Human Resources Committee of CB's Board of Directors. Currently the bonus is determined on a basis whereby 100% is dependent on Company financial performance (EBIT and free cash flow). Your FY08 bonus will be based on full-year participation and will not be prorated.

•
With the approval of the Human Resource Committee at its next meeting which is currently scheduled for in June 2007, you will receive an option to purchase 100,000 shares of CB Class A common stock at the market price on the date of the grant of such option. You will participate in the company’s long-term incentive program and be eligible to receive stock option grants under the plan as recommended by management and approved by the Human Resources Committee.

•
Your relocation expenses will be paid in accordance with our Relocation Policy which shall be provided to you. Basically, all reasonable and customary closing and relocation expenses will be covered with the exception of home purchase.

•
You are eligible for four (4) weeks paid time off (PTO) during each calendar year until such time as you become eligible for more paid time off under our paid time off policy, as such policy is amended from time to time.

•	You will be eligible for your first performance and compensation review to be conducted and effective as of March 1, 2008.

•
You will be eligible to participate in all existing employee benefit plans as you become eligible under the terms of such plans as amended, added to or discontinued from time to time, such as the health care, disability insurance, life insurance, 401(k) and profit sharing, and employee stock purchase plans. More information will be provided regarding a summary of employee benefits.

Mr. Robert Ryder
April 26, 2007

•
In the event that the Company terminates your employment without cause, the Company shall provide you with severance compensation (“Severance”) equal to one year of your then current base compensation (excluding bonus), subject to your entering into the Company’s standard form of Severance Agreement.

•	This offer is subject to the terms of the CB Employment Application.

•	The start date for this position is to be determined.

Lastly, by executing this letter of agreement, you acknowledge and agree that your employment with CB is at will, meaning that it can be terminated by you or by CB at any time, with or without cause. You further understand and agree that this letter constitutes the entire agreement of the parties, and is governed by New York State law. You hereby consent to binding arbitration under the rules of the American Arbitration Association as they relate to commercial disputes in Rochester, NY as the sole and exclusive means for resolution of any disputes that may arise hereunder or in connection with your employment. No arbitration award shall include any punitive, incidental, consequential or special damages of any kind. Any such arbitration award may be entered in any court having appropriate jurisdiction. There are no other written or oral agreements of the parties, and this letter of agreement cannot be modified or amended, except in writing executed by an Executive Officer of CB.

If you have additional questions regarding this offer, or any issues regarding your acceptance of this position, please call me within the next few days.

Sincerely,

CONSTELLATION BRANDS, INC.

/s/ Richard Sands
Richard Sands
Chairman & CEO

ACCEPTED AND AGREED TO:

/s/ Robert Ryder

Date:

5/8/07

370 Woodcliff Drive, Suite 300, Fairport, New York 14450
phone 585-218-3600 / fax 585-218-3601

Constellation Brands, Inc. 370 Woodcliff Drive, Suite 300 Fairport, New York 14450 phone 585-218-3600 fax 585-218-3601
[LOGO]
Constellation

May 8, 2007

Mr. Robert Ryder
2012 Denton Drive
Cleveland Heights, OH 44106

Dear Bob:

This letter serves as an addendum to our offer letter to you dated April 26, 2007, signed by me.

Based on discussions with you, the following changes to the above referenced offer letter are being made:

a)
The number of CB Class A stock options referenced in the third bullet point has been increased from 100,000 stock options to 150,000 stock options. This new amount remains subject to Human Resource Committee approval in our scheduled June 2007 meeting.

b)
The amount of severance compensation found in the eighth (8th) bullet point (p. 2) has been increased to include a then target bonus i.e., target bonus percentage x base pay, in addition to the then base compensation.

Bob, all other portions of the job offer provided in the above mentioned letter (April 26, 2007) remain in effect and unchanged.

If you have any questions regarding this offer, please call me. Otherwise, please indicate your acceptance of this offer by signing and returning a signed copy of the April 26, 2007, letter and this addendum.

Sincerely,

CONSTELLATION BRANDS, INC.

/s/ Richard Sands
Richard Sands
Chairman & CEO

ACCEPTED AND AGREED TO:

/s/ Robert Ryder

Date:

5/8/07